Exhibit 13.2

Consolidated Income

Three months ended March 31 (unaudited)
(millions of dollars)	2006	2005

Revenues	1,894	1,410

Operating Expenses
Cost of sales	505	265
Other costs and expenses	537	422
Depreciation	257	251
	1,299	938

Operating Income	595	472

Other Expenses/(Income)
Financial charges	203	208
Financial charges of joint ventures	21	16
Equity income	(18)	(50)
Interest income and other	(49)	(24)
Gain on sale of PipeLines LP units	—	(80)
	157	70

Income from Continuing Operations before Income Taxes and Non-Controlling Interests	438	402

Income Taxes
Current	210	161
Future	(41)	(12)
	169	149

Non-Controlling Interests
Non-controlling interest in PipeLines LP	13	9
Other	6	6
	19	15

Net Income from Continuing Operations	250	238
Net Income from Discontinued Operations (Note 5)	28	—
Net Income	278	238

Preferred Share Dividends	6	6
Net Income Applicable to Common Shares	272	232

Net Income Applicable to Common Shares
Continuing operations	244	232
Discontinued operations	28	—
	272	232

See accompanying notes to the consolidated financial statements.

Consolidated Cash Flows

Three months ended March 31 (unaudited)
(millions of dollars)	2006	2005

Cash Generated from Operations
Net income from continuing operations	250	238
Depreciation	257	251
Gain on sale of PipeLines LP units, net of current income tax	—	(30)
Equity income in excess of distributions received	(4)	(31)
Future income taxes	(41)	(12)
Non-controlling interests	19	15
Funding of employee future benefits in excess of expense	(2)	(7)
Other	37	(4)
Funds generated from operations	516	420
Increase in operating working capital	(1)	(86)
Net cash provided by operations	515	334

Investing Activities
Capital expenditures	(303)	(108)
Disposition of assets, net of current income tax	—	101
Deferred amounts and other	(15)	40
Net cash (used in)/provided by investing activities	(318)	33

Financing Activities
Dividends	(149)	(146)
Advances from parent	—	(75)
Distributions paid to non-controlling interests	(10)	(9)
Notes payable (repaid)/issued, net	(633)	244
Long-term debt issued	878	300
Reduction of long-term debt	(140)	(329)
Long-term debt of joint ventures issued	2	5
Reduction of long-term debt of joint ventures	(6)	(4)
Common shares issued	—	80
Net cash (used in)/provided by financing activities	(58)	66

Effect of Foreign Exchange Rate Changes on Cash and Short-Term Investments	2	2

Increase in Cash and Short-Term Investments	141	435

Cash and Short-Term Investments
Beginning of period	212	190

Cash and Short-Term Investments
End of period	353	625

Supplementary Cash Flow Information
Income taxes paid	217	191
Interest paid	199	196

See accompanying notes to the consolidated financial statements.

Consolidated Balance Sheet

		December 31,
(millions of dollars)	March 31, 2006	2005
	(unaudited)
ASSETS
Current Assets
Cash and short-term investments	353	212
Accounts receivable	700	796
Inventories	219	281
Other	281	277
	1,553	1,566
Long-Term Investments	419	400
Plant, Property and Equipment	20,090	20,038
Other Assets	2,049	2,109
	24,111	24,113

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Notes payable	329	962
Accounts payable	1,383	1,536
Accrued interest	231	222
Current portion of long-term debt	533	393
Current portion of long-term debt of joint ventures	37	41
	2,513	3,154
Deferred Amounts	1,149	1,196
Future Income Taxes	661	703
Long-Term Debt	10,249	9,640
Long-Term Debt of Joint Ventures	935	937
Preferred Securities	537	536
	16,044	16,166
Non-Controlling Interests
Non-controlling interest in PipeLines LP	320	318
Other	82	76
	402	394
Shareholders’ Equity
Preferred shares	389	389
Common shares	4,712	4,712
Contributed surplus	275	275
Retained earnings	2,383	2,267
Foreign exchange adjustment	(94)	(90)
	7,665	7,553
	24,111	24,113

See accompanying notes to the consolidated financial statements.

Consolidated Retained Earnings

Three months ended March 31 (unaudited)
(millions of dollars)	2006	2005
Balance at beginning of period	2,267	1,653
Net income	278	238
Preferred share dividends	(6)	(6)
Common share dividends	(156)	(148)

	2,383	1,737

See accompanying notes to the consolidated financial statements.

Notes to Consolidated Financial Statements

(Unaudited)

1.             Significant Accounting Policies

The consolidated financial statements of TransCanada PipeLines Limited (TCPL or the company) have been prepared in accordance with Canadian generally accepted accounting principles (GAAP). The accounting policies applied are consistent with those outlined in TCPL’s annual audited consolidated financial statements for the year ended December 31, 2005. These consolidated financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the respective periods. These consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the 2005 audited consolidated financial statements included in TCPL’s 2005 Report. Amounts are stated in Canadian dollars unless otherwise indicated. Certain comparative figures have been reclassified to conform with the current period’s presentation.

Since a determination of many assets, liabilities, revenues and expenses is dependent upon future events, the preparation of these consolidated financial statements requires the use of estimates and assumptions. In the opinion of Management, these consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the company’s significant accounting policies.

2.             Segmented Information

Three months ended March 31	Gas Transmission		Power		Corporate		Total
(unaudited - millions of dollars)	2006	2005	2006	2005	2006	2005	2006	2005
Revenues	1,088	998	806	412	—	—	1,894	1,410
Cost of sales	(70)	—	(435)	(265)	—	—	(505)	(265)
Other costs and expenses	(340)	(307)	(196)	(113)	(1)	(2)	(537)	(422)
Depreciation	(227)	(233)	(30)	(18)	—	—	(257)	(251)
Operating income/(loss)	451	458	145	16	(1)	(2)	595	472
Financial charges and non-controlling interests	(192)	(197)	—	(2)	(36)	(30)	(228)	(229)
Financial charges of joint ventures	(14)	(14)	(7)	(2)	—	—	(21)	(16)
Equity income	18	20	—	30	—	—	18	50
Interest income and other	32	14	2	3	15	7	49	24
Gain on sale of PipeLines LP units	—	80	—	—	—	—	—	80
Income taxes	(127)	(150)	(51)	(15)	9	16	(169)	(149)
Continuing Operations	168	211	89	30	(13)	(9)	244	232
Discontinued Operations							28	—
Net Income Applicable to Common Shares							272	232

Total Assets

		December 31,
(millions of dollars)	March 31, 2006	2005
	(unaudited)
Gas Transmission	18,077	18,252
Power	4,920	4,923
Corporate	1,114	938
	24,111	24,113

3.             Risk Management and Financial Instruments

The following represents the material changes to the company’s financial instruments since December 31, 2005.

Energy Price Risk Management

The company executes power, natural gas and heat rate derivatives for overall management of its asset portfolio. Heat rate contracts are contracts for the sale or purchase of power that are priced based on a natural gas index. The fair value and notional volumes of contracts for differences and the swap, future, option and heat rate contracts are shown in the tables below.

Power

		March 31, 2006	December 31, 2005
		(unaudited)
Asset/(Liability)	Accounting	Fair	Fair
(millions of dollars)	Treatment	Value	Value

Power - swaps and contracts for differences
(maturing 2006 to 2011)	Hedge	(77)	(130)
(maturing 2006 to 2010)	Non-hedge	6	13
Gas - swaps, futures and options
(maturing 2006 to 2016)	Hedge	(20)	17
(maturing 2006 to 2008)	Non-hedge	5	(11)
Heat rate contracts
(maturing 2006)	Non-hedge	—	—

Notional Volumes
March 31, 2006	Accounting	Power (GWh)		Gas (Bcf)
(unaudited)	Treatment	Purchases	Sales	Purchases	Sales

Power - swaps and contracts for differences
(maturing 2006 to 2011)	Hedge	2,572	8,899	—	—
(maturing 2006 to 2010)	Non-hedge	1,365	1,035	—	—
Gas - swaps, futures and options
(maturing 2006 to 2016)	Hedge	—	—	91	63
(maturing 2006 to 2008)	Non-hedge	—	—	17	20
Heat rate contracts
(maturing 2006)	Non-hedge	—	26	—	—

Notional Volumes	Accounting	Power (GWh)		Gas (Bcf)
December 31, 2005	Treatment	Purchases	Sales	Purchases	Sales

Power - swaps and contracts for differences	Hedge	2,566	7,780	—	—
	Non-hedge	1,332	456	—	—

Gas - swaps, futures and options	Hedge	—	—	91	69
	Non-hedge	—	—	15	18

Heat rate contracts	Non-hedge	—	35	—	—

4.             Long-Term Debt

In January 2006, the company issued $300 million of 4.3 per cent medium-term notes due 2011 and in March 2006, the company issued US$500 million of 5.85 per cent senior unsecured notes due 2036.

5.               Discontinued Operations

TCPL’s net income includes $28 million of net income from discontinued operations, reflecting settlements received in first quarter 2006 from bankruptcy claims related to the Gas Marketing business divested in 2001.

6.               Employee Future Benefits

The net benefit plan expense for the company’s defined benefit pension plans and other post-employment benefit plans for the three months ended March 31 is as follows.

Three months ended March 31	Pension Benefit Plans		Other Benefit Plans
(unaudited - millions of dollars)	2006	2005	2006	2005
Current service cost	9	7	—	—
Interest cost	17	16	2	1
Expected return on plan assets	(18)	(16)	—	—
Amortization of transitional obligation related to regulated business	—	—	1	1
Amortization of net actuarial loss	7	4	1	1
Amortization of past service costs	1	1	—	—
Net benefit cost recognized	16	12	4	3

TCPL welcomes questions from shareholders and potential investors. Please telephone:

Investor Relations, at 1-800-361-6522 (Canada and U.S. Mainland) or direct dial David Moneta/Myles Dougan at (403) 920-7911. The investor fax line is (403) 920-2457. Media Relations: Jennifer Varey at (403) 920-7859

Visit TCPL’s Internet site at: http://www.transcanada.com